EXHIBIT 5.1

May 31, 2013

Wright Medical Group, Inc.

5677 Airline Road

Arlington, TN 38002

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Wright Medical Group, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about May 31, 2013, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of up to 797,039 shares of common stock, $0.01 par value per share, of Wright Medical Group, Inc. (the “Shares”) that are to be issued pursuant to BioMimetic Therapeutic, Inc.’s 2001 Long-Term Stock Incentive Plan, as amended and BioMimetic Therapeutic, Inc.’s 2012 Equity Incentive Plan, as amended (collectively, the “Plans”). As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the Plans and pursuant to the agreements related thereto.

It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation